EXHIBIT 4.1

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of June 9, 2006 (the “Effective Date”) by and among Park-Ohio Industries, Inc., an Ohio corporation (the “Company”), the other Loan Parties (as defined in the Credit Agreement (as defined below)), the Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), a national banking association (the “Agent”).

WHEREAS, the Company, the other Loan Parties, the Lenders, and the Agent entered into a certain Amended and Restated Credit Agreement dated as of November 5, 2003, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 30, 2004, that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 29, 2004 and that certain Third Amendment to Amended and Restated Credit Agreement dated as of May 5, 2006 (as amended, and as may from time to time be further amended, restated, modified, or supplemented, the “Credit Agreement”);

WHEREAS, the Company, the other Loan Parties, the Lenders, and the Agent have agreed to amend the Credit Agreement as set forth herein; and

WHEREAS, the defined terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the parties hereby agree as follows:

1. Amendment to Article I — Revised Definitions. The definition of “Aggregate Commitment” in Article I of the Credit Agreement is hereby deleted in their entirety and replaced with the following:

“Aggregate Commitment” means the amount of $220,000,000, as reduced from time to time pursuant to the terms hereof.

2. Amendment to Section 2.1.2. Section 2.1.2(a)(i) of the Credit Agreement is hereby amended by deleting the text “$20,000,000” contained therein and replacing it with the text “$40,000,000”.

3. Amendment to the Second Amended Commitment Schedule. The Second Amended Commitment Schedule attached to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the Commitment Schedule attached hereto and titled “Third Amended Commitment Schedule”. The Third Amended Commitment Schedule includes the assignment to the Lenders of all of Harris Trust & Savings Bank’s Commitment.

4. Sale and Leaseback Transactions. The Company has notified the Agent and the Lenders that it desires to enter into Sale and Leaseback Transactions with respect to certain real Property located at 30100 Stephenson Highway, Madison Heights, Michigan and 30000 Stephenson Highway, Madison Heights, Michigan (collectively, the “Transactions”). Notwithstanding Section 6.32 of the Credit Agreement or any other provision of the Loan Documents, the Agent and the Lenders hereby consent to the Transactions subject to the following conditions:

(a) the Company shall apply all of the Net Cash Proceeds of the Transactions to the Domestic Revolving Loans. The Company, the Lenders and the Agent agree that such application shall not be considered a final application and that such payment is a temporary reduction in the Revolving Loans;

(b) the Company shall utilize an amount equal to such Net Cash Proceeds in accordance with the terms and conditions of Section 4.10 of the Indenture;

(c) if Availability falls below $20,000,000 at any time prior to the utilization of all of such Net Cash Proceeds in accordance with Section 4.10 of the Indenture, the Agent, on behalf of the Lenders, shall have the right, in its sole and absolute discretion, to implement a reserve against the Domestic Borrowing Base and the Domestic Commitment in an amount equal to the unused portion of such Net Cash Proceeds; and

(d) at any time the Company submits an Inventory Certificate in accordance with the terms of the Credit Agreement, but in any event, no less than one (1) time per month, the Company shall indicate the dollar amount of capital assets the Company purchased with such Net Cash Proceeds.

5. Creation of Snow Dragon.

(a) The Company has notified the Agent and the Lenders that it has formed a Subsidiary named Snow Dragon LLC, an Ohio limited liability company. The Company holds an eighty percent (80%) ownership interest in Snow Dragon, LLC. Pursuant to the provisions of Section 6.14(a) of the Credit Agreement, each Subsidiary of the Company shall become a Loan Party and a Guarantor to the Credit Agreement. Furthermore, pursuant to the provisions of Section 6.14(b) of the Credit Agreement, each Loan Party shall grant Liens to the Agent in respect of the Obligations. Finally, pursuant to the provisions of Section 6.14(c) of the Credit Agreement, upon the occurrence and at all time during the existence of a Default, the Company shall cause all of the issued and outstanding Capital Stock of each Domestic Subsidiary to be subject to a Lien in favor of the Agent. The Company has requested that the Lenders waive each of the above requirements with respect to Snow Dragon LLC. The Lenders are willing accommodate the Company’s request and hereby waive such requirements with respect to Snow Dragon LLC.

(b) The Company has also notified the Agent and the Lenders that is desires to make an Investment in Snow Dragon LLC consisting of certain Property of Feco, Inc. (the “Feco Property”). The Company has requested that the Lenders release its Lien on the Feco Property. The Lenders are willing to accommodate the Company’s request and hereby authorizes and instructs Agent to release its Lien on the Feco Property. The Agent, on behalf of the Lenders, also hereby agrees to execute and deliver, at the sole cost and expense of the Company (including reasonable fees and costs of counsel), such termination statements, discharges, assignments and other instruments necessary to further evidence the foregoing.

6. Postponement of Equipment and Real Property Appraisals. Pursuant to the provisions of Section 6.10 of the Credit Agreement, once every three Fiscal Years, the Company and the other Loan Parties are required to provide the Agent with appraisals of their Equipment and real Property. The Company has requested that the Lenders postpone the requirement for these appraisals for the 2006 Fiscal Year. The Lenders are willing accommodate the Company’s request and hereby postpone such requirement for the 2006 Fiscal Year until the 2007 Fiscal Year. This postponement shall not apply to any other appraisals required to be delivered pursuant to the terms of the Credit Agreement.

7. Post-Closing Conditions. Notwithstanding anything herein to the contrary, the occurrence of any one or more of the following events shall constitute a Default under the Credit Agreement:

(a) within thirty (30) days after the Effective Date, (i) the Company and the other Loan Parties have not either delivered to the Agent a leasehold Mortgage for the real Property owned by Richmond Power and Light located in Richmond, Indiana; or (ii) the Company has not directed the Agent to file and perfect a Mortgage on the real Property owned by Gamco Components Group LLC located in Wapakoneta, Ohio notwithstanding any provision of Section 6.14 of the Credit Agreement to the contrary; or

(b) within ninety (90) days after the Effective Date, the Company and the other Loan Parties have not commenced an updated appraisal on their Inventory pursuant to the provisions of Section 6.10 of the Credit Agreement.

8. Representations and Warranties. Each Loan Party represents and warrants to the Agent and the Lenders that (a) it has the power and authority and legal right to execute and deliver this Amendment, (b) the execution and delivery by such Loan Party of this Amendment, and the performance of its obligations hereunder, have been duly authorized by proper proceedings, and (c) this Amendment constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

9. General Terms. This Amendment shall be effective as of the Effective Date. Except as specifically amended herein, directly or be reference, all of the terms and conditions set forth in the Credit Agreement are confirmed and ratified, and shall remain as originally written. This Amendment shall be construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws. The Credit Agreement and all other Loan Documents shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time as modified by this Amendment. Nothing herein shall affect or impair any rights and powers which the Company, and Loan Party, and Lender or the Agent may have under the Credit Agreement and any and all other Loan Documents.

10. No Effect. The parties hereto agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced by the Credit Agreement and/or any other instruments evidencing, securing or related to the Obligations.

11. Consideration. As consideration for this Amendment, the Company shall pay to the Agent, for the benefit of the Lenders, an amendment fee in the amount of $76,364. The Company hereby further agrees to reimburse the Agent for any and all reasonable out-of-pocket costs, fees and expenses incurred in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

12. Counterparts; Facsimile Signatures; Headings. This Amendment may be executed in counterparts and all such counterparts shall constitute one agreement binding on all parties, notwithstanding that the parties are not signatories to the same counterpart. The parties may execute this Amendment by facsimile, and all such facsimile signatures shall have the same force and effect as manual signatures delivered in person. Headings and footers in this Amendment are for convenience of reference only and shall not govern the interpretation of any of the provisions of this Amendment.

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IN WITNESS WHEREOF, the Company, the other Loan Parties, the Lenders and the Agent have executed this Agreement as of the date first above written.

DOMESTIC BORROWER:

PARK-OHIO INDUSTRIES, INC.

By: Richard Paul Elliott
Name: Richard Paul Elliott
Title: Vice President and CFO

CANADIAN BORROWER:

RB&W CORPORATION OF CANADA

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

UK BORROWERS:

AJAX TOCCO INTERNATIONAL
LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Secretary and Director

By: Richard Paul Elliott
Name: Richard Paul Elliott
Title: Director

INTEGRATED LOGISTICS SOLUTIONS LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Director

By: Matthew V. Crawford
Name: Matthew V. Crawford
Title: Director

DOMESTIC SUBSIDIARIES:

THE AJAX MANUFACTURING COMPANY	LEWIS & PARK SCREW & BOLT COMPANY

AJAX TOCCO MAGNETHERMIC CORPORATION	PARK AVENUE TRAVEL LTD.

ATBD, INC.	PARK-OHIO FORGED & MACHINED PRODUCTS LLC

BLUE FALCON TRAVEL, INC.	PARK-OHIO PRODUCTS, INC.

THE CLANCY BING COMPANY	PHARMACEUTICAL LOGISTICS INC.

CONTROL TRANSFORMER, INC.	PHARMACY WHOLESALE LOGISTICS, INC.

DONEGAL BAY LTD.	PMC INDUSTRIES CORP.

FECO, INC.	PMC-COLINET, INC.

FORGING PARTS & MACHINING COMPANY	P-O REALTY LLC

GAMCO COMPONENTS GROUP LLC	POVI L.L.C.

GATEWAY INDUSTRIAL SUPPLY LLC	PRECISION MACHINING CONNECTION LLC

GENERAL ALUMINUM MFG. COMPANY LLC	RB&W LTD.

ILS ACQUISITION LLC	RB&W MANUFACTURING LLC

ILS TECHNOLOGY LLC	RED BIRD, INC.

INTEGRATED HOLDING COMPANY	SOUTHWEST STEEL PROCESSING LLC

INTEGRATED LOGISTICS HOLDING COMPANY	SUMMERSPACE, INC.

INTEGRATED LOGISTICS SOLUTIONS, INC.	TOCCO, INC.

INTEGRATED LOGISTICS SOLUTIONS LLC	TRICKERATION, INC.

LALLEGRO, INC.	WB&R ACQUISITION COMPANY, INC.

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

CANADIAN SUBSIDIARIES:

AJAX TOCCO MAGNETHERMIC CANADA LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

INTEGRATED LOGISTICS COMPANY OF CANADA

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

RB&W LOGISTICS CANADA, INC. / LOGISTIQUE RB&W

CANADA, INC.

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.

Individually, as the Agent, a Lender,

and LC Issuer

By: David J. Waugh
Name: David J. Waugh
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

as Syndication Agent

By: John P. Dunn
Name: John P. Dunn
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA

as a Lender

By: Paul Rebholz
Name: Paul Rebholz
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

as a Lender

By: Joseph J. Scaglione
Name: Joseph J. Scaglione
Title: Vice President

PNC BUSINESS CREDIT

as a Lender

By: Douglas Hoffman
Name: Douglas Hoffman
Title: Vice President

FIFTH THIRD BANK

as a Lender

By: Roy C. Lanctot
Name: Roy C. Lanctot
Title: Vice President

NATIONAL CITY BUSINESS CREDIT, INC.

as a Lender

By: Jason Hanes
Name: Jason Hanes
Title: Vice President

THIRD AMENDED COMMITMENT SCHEDULE

				Canadian
		Commitment	UK Sub- Commitment	Sub-Commitment of
Lender	Domestic Commitment	Percentage	Of UK Lenders*	Canadian Lenders*
JPMorgan Chase Bank, N.A.	$45,000,000	20.4546%	10,000,000	12,000,000

KeyBank National Association	$40,000,000	18.1818%

U.S. Bank National Association	$31,000,000	14.0909%

Citizens Bank of Pennsylvania	$29,000,000	13.1818%

PNC Business Credit	$29,000,000	13.1818%

Fifth Third Bank	$22,000,000	10.0000%

National City Business Credit, Inc.	$24,000,000	10.9091%

Aggregate Commitment	$220,000,000	100%	$10,000,000	$12,000,000

*The UK Sub-Commitment and Canadian Sub-Commitment are Sub-Commitments of the Domestic Commitment and not separate Commitments.